Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107178

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 23, 2003)

ADVANCED VIRAL RESEARCH CORP.
Common Stock

     This Prospectus Supplement No. 1 adds to the information contained in the prospectus dated December 23, 2003 of Advanced Viral Research Corp. (the “Prospectus”). The Prospectus covers the offer and sale from time to time of up to 497,517,232 shares of common stock by the selling security holders named in the Prospectus.

     On February 3, 2004, Advanced Viral entered into an agreement with James Dicke II and his son James Dicke III, whereby Advanced Viral agreed to sell an aggregate of 120,000,000 shares of its Common Stock and warrants to purchase 15,000,000 shares of its Common Stock for an aggregate purchase price of $12,000,000. Pursuant to the Securities Purchase Agreement, a copy of which is included in the Current Report on Form 8-K dated February 3, 2004 as Exhibit 10.1, the funding shall take place in four equal stages of $3,000,000 each, once every 90 days with the first $3,000,000 funding to occur February 5, 2004. The warrants have an exercise price of $0.20 per share and are exercisable at any time through February 2, 2007. In addition, Advanced Viral granted demand and piggback registration rights to the investors for the shares issued or issuable in connection with the transaction pursuant to the terms of the Registration Rights Agreement, a copy of which is included in the Current Report on Form 8-K as Exhibit 10.2. James F. Dicke II is the Chairman and CEO of Crown Equipment Corporation and a former member of the Board of Directors of Advanced Viral.

     This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated December 23, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is February 5, 2004.